Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Posts 2014 EPS of $3.42 Including

Gain on Sale of Joint Venture; EPS was $2.53 Excluding Gain

•	Full year net sales were $3.42 billion
•	Full year operating profit of $300 million is second best in company’s history

FINDLAY, Ohio, Feb. 23, 2015 – For the year ended December 31, 2014, Cooper Tire & Rubber Company (NYSE: CTB) today announced that net income attributable to Cooper Tire & Rubber Company was $214 million, or $3.42 per share, versus $111 million, or $1.73 per share, in 2013. The results include a gain of $56 million net of tax from the sale of the company’s 65-percent interest in a joint venture in China. Excluding the gain, earnings per share were $2.53. Sales were $3.42 billion versus $3.44 billion in 2013. Operating profit was $300 million compared with $241 million in 2013. Operating margin was 8.8 percent versus 7.0 percent.

For the fourth quarter, net income attributable to Cooper Tire & Rubber Company was $82 million, or $1.39 per share, compared with $20 million, or $0.31 per share, in the fourth quarter of 2013. Excluding the gain on the joint venture interest sale, fourth quarter earnings per share were $0.45. Fourth quarter 2014 earnings per share reflect an average share count of 59.2 million, which accounts for the initial share delivery under the accelerated share repurchase program launched in August 2014, while full year earnings per share reflect an average share count of 62.4 million shares.

The 2013 results were impacted by a number of unusual circumstances, including labor actions at Cooper Chengshan (Shandong) Tire Company Ltd (CCT), the company’s former joint venture in China, which resulted in lower production and shipments; higher costs and lower volume associated with shipping inefficiencies related to ERP system implementations; and costs related to a now-terminated merger agreement. In November 2014, the company sold its ownership interest in CCT, so it was not included in the company’s results for the full quarter. As a result of all of these items, many of the year-over-year comparisons are not representative of the business under normal conditions.

“I am proud of what we accomplished in 2014, particularly after a very disruptive year in 2013. Our full year 2014 operating profit was our second best in our 100-year history. Unit volume for the full year rose 6 percent, and our operating margin was strong at almost 9 percent. In the fourth quarter, we continued to see robust unit volume growth in the Americas segment and that segment delivered operating margins near 10 percent. However, our fourth quarter results were negatively impacted by weakness in our international operations. In 2015 we will continue our focus on exploring opportunities to expand our presence in Asia after the sale of our interest in the joint venture, so as to benefit from a more sizeable footprint in that high-growth market,” said Roy Armes, Cooper’s Chairman, Chief Executive Officer, and President.

Fourth quarter net sales were $820 million, a decrease of 5 percent from $861 million in 2013. The decrease primarily was due to lower volume of $61 million related to the absence of CCT for part of the quarter, and unfavorable price and mix of $33 million. These negatives were partially offset by higher unit volume of $54 million.

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Cooper Tire Q4 and Full Year 2014 Results--2

Fourth quarter 2014 operating profit was $54 million compared with $47 million for the same period in 2013. Operating margin was 6.5 percent versus 5.5 percent in 2013. The increase was driven by favorable raw material costs of $35 million, higher unit volume of $12 million, including the recovery of $6 million of reduced volume from the 2013 labor issues at CCT; and lower products liability costs of $6 million. The benefits were partially offset by unfavorable price and mix of $31 million, higher selling, general and administrative expense of $6 million, as a result of higher compensation expense, $6 million of reduced profit due to the absence of CCT for part of the quarter, and higher manufacturing costs of $4 million. The 2013 quarter was negatively affected by $2 million in manufacturing inefficiencies in the International segment related to the CCT labor issues. The 2013 fourth quarter also included merger-related costs of $9 million, which were reported in selling, general and administrative costs.

The effective tax rates, excluding the impact of the gain on the CCT sale, for the fourth quarter and full year were 33.1 percent and 33.2 percent, respectively. Capital expenditures for 2014 were $145 million. At year end, Cooper had $552 million in cash and cash equivalents, compared with $398 million at December 31, 2013.

A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

Americas Tire Operations

Fourth quarter net sales rose 10 percent to $689 million from $628 million in 2013. Unit shipments increased 8 percent compared with the same period in 2013. Fourth quarter 2014 sales included the recovery of $26 million of unit volume associated with the labor issues at CCT in 2013. The 2014 fourth quarter unit volume increase was driven primarily by sales of new, higher margin light truck products, as well as higher sales of truck and bus radial tires.

Cooper's total light vehicle tire shipments in the United States increased 4 percent during the quarter compared with the fourth quarter of 2013. The Rubber Manufacturers Association (RMA) member shipments were up approximately 3 percent, and total industry shipments (including an estimate for non-RMA members) increased 2 percent, as reported by the RMA.

The segment's operating profit for the fourth quarter was $66 million, or 9.5 percent of net sales, compared with $35 million, or 5.5 percent of net sales, last year. The higher operating profit primarily resulted from favorable raw material costs of $22 million; $15 million of higher unit volume, which includes the recovery of $6 million of reduced volume from the 2013 labor issues at CCT; and favorable products liability costs of $6 million. These benefits more than offset unfavorable price and mix of $10 million and higher manufacturing costs of $6 million.

For the full year, net sales increased 4 percent to $2.59 billion from $2.49 billion in 2013. Operating profit was $275 million versus $204 million in 2013. Operating margin was 10.6 percent versus 8.2 percent last year.

International Tire Operations

Fourth quarter net sales declined to $191 million from $283 million in 2013. The decrease largely reflected $61 million related to the absence of CCT for part of the quarter, $11 million in lower volume related to ongoing operations, and $18 million from unfavorable price and mix.

Fourth quarter operating profit was $2 million, or 1.1 percent of net sales, compared with $22 million, or 7.7 percent of net sales, for the same period in 2013. The primary drivers of the operating profit decrease were $27 million from lower price and mix, and $2 million from lower volume, which were partially offset by lower raw material costs of $17 million. Operating profit was also reduced by $6 million from the absence of CCT for part of the quarter.

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Cooper Tire Q4 and Full Year 2014 Results--3

For the full year, net sales decreased 8 percent to $1.14 billion from $1.24 billion in 2013. Operating profit was $75 million compared with $84 million for the same period in 2013. Operating margin was 6.5 percent compared with 6.8 percent in 2013.

Outlook

“In 2015, we expect the tire markets to continue to grow modestly in North America. In the Americas segment, while the early part of this year is likely to be negatively impacted by the pre-buying we saw ahead of the tariff announcements, we expect to continue our strong performance for the full year. In Asia, the tire market is growing at high single-digit rates. We are looking to invest in Asia to expand our business after the sale of CCT. Until that time, we will see the impact of a higher cost structure on our operating profit. In Western Europe markets have softened, and we expect continued volatility in Russia and Eastern Europe,” Armes remarked.

“Raw material costs continue to be favorable, and we are expecting further declines in the first quarter. We are monitoring these costs, along with the tariff implementation and its impact. Our goal is to maintain our margins, while recognizing the need to remain competitive. Overall, while we expect that global tire markets will remain highly competitive in 2015, we expect to exceed industry unit volume growth rates in our largest markets for the full year. House brands will be a key contributor to this growth. For the full year, we expect to continue our strong performance in line with our strategic plan, ” Armes concluded.

The company expects its full year 2015 effective tax rate will be in a range of 30 percent to 35 percent and capital expenditures for 2015 will be in a range of $200 million to $210 million.

Fourth Quarter 2014 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the fourth quarter and full year of 2014 on a conference call for analysts and investors today at 11 a.m. EST. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com or at http://edge.media-server.com/m/p/ckr9fvuh. Within two hours following the conference call, the webcast will be archived and available for 30 days at these websites.

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

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Cooper Tire Q4 and Full Year 2014 Results—4

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the Apollo merger as well as products liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company or other unfavorable outcomes;
•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	a disruption in, or failure of, the Company’s information technology systems, including those related to cyber security, could adversely affect the Company’s business operations and financial performance;
•	the impact of labor problems, including labor disruptions at the Company, its joint venture, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	changes in the Company’s relationship with its joint-venture partner or suppliers, including any changes with respect to CCT’s production of Cooper-branded products;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

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Cooper Tire Q4 and Full Year 2014 Results--5

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Christine Hanneman

419.424.4214

cjhanneman@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2013	2014	2013	2014

Net sales	$861,007	$819,584	$3,439,233	$3,424,809
Cost of products sold	750,298	699,241	2,923,042	2,852,051
Gross profit	110,709	120,343	516,191	572,758

Selling, general and administrative	63,733	66,760	275,477	272,300
Operating profit	46,976	53,583	240,714	300,458

Interest expense	(6,890)	(7,178)	(27,906)	(28,138)
Interest income	103	412	810	1,500
Gain on sale of interest in subsidiary	-	77,471	-	77,471
Other - expense	(60)	(1,985)	(647)	(2,772)
Income before income taxes	40,129	122,303	212,971	348,519

Income tax expense	14,302	36,604	79,406	111,697

Net income	25,827	85,699	133,565	236,822

Net income attributable to noncontrolling shareholders' interests	6,212	3,436	22,552	23,244

Net income attributable to Cooper Tire & Rubber Company	$19,615	$82,263	$111,013	$213,578

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.31	$1.42	$1.75	$3.48

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.31	$1.39	$1.73	$3.42

Weighted average shares outstanding (000s):
Basic	63,372	58,132	63,327	61,402
Diluted	64,294	59,219	64,282	62,401

Segment information
Net sales
Americas Tire	$628,082	$688,818	$2,486,586	$2,585,484
International Tire	282,778	190,645	1,241,529	1,140,826
Eliminations	(49,853)	(59,879)	(288,882)	(301,501)

Segment profit (loss)
Americas Tire	$34,858	$65,757	$204,239	$274,837
International Tire	21,668	2,172	83,990	74,566
Eliminations	471	2,361	3,371	(15)
Unallocated corporate charges	(10,021)	(16,707)	(50,886)	(48,930)

Cooper Tire & Rubber Company
Consolidated Balance Sheets

(Dollar amounts in thousands)

	December 31
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$397,731	$551,652
Notes receivable	86,965	4,546
Accounts receivable	360,405	368,393
Inventories	517,175	421,851
Other current assets	92,514	81,110
Total current assets	1,454,790	1,427,552

Net property, plant and equipment	974,269	740,203
Goodwill	18,851	18,851
Restricted cash	2,759	653
Deferred income taxes	111,644	148,183
Intangibles and other assets	175,834	154,489
	$2,738,147	$2,489,931

Liabilities and Equity
Current liabilities:
Notes payable	$22,105	$64,551
Accounts payable and accrued liabilities	513,512	442,705
Income taxes	11,098	1,994
Current portion of long-term debt	17,868	2,115
Total current liabilities	564,583	511,365

Long-term debt	320,959	298,931
Postretirement benefits other than pensions	238,653	264,305
Pension benefits	291,808	373,360
Other long-term liabilities	157,918	152,775
Deferred income tax liabilities	6,601	4,934
Total parent stockholders' equity	990,866	843,792
Noncontrolling shareholder interest in consolidated
subsidiary	166,759	40,469
	$2,738,147	$2,489,931

Cooper Tire & Rubber Company
Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Year Ended
	December 31
	2013	2014

Operating activities
Net income	$133,565	$236,822
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	134,751	139,166
Deferred income taxes	34,029	3,629
Stock-based compensation	6,973	9,047
Change in LIFO inventory reserve	(11,411)	(35,205)
Amortization of unrecognized postretirement benefits	52,283	35,907
Gain on sale of interest in subsidiary, net of tax	-	(55,704)
Changes in operating assets and liabilities:
Accounts and notes receivable	25,361	(64,636)
Inventories	62,620	(524)
Other current assets	(28,851)	(2,162)
Accounts payable	(81,603)	67,734
Accrued liabilities	4,639	25,943
Other items	(59,981)	(40,933)
Net cash provided by operating activities	272,375	319,084

Investing activities:
Additions to property, plant and equipment and capitalized software	(180,448)	(145,041)
Proceeds from sale of interest in subsidiary, net of cash sold	-	170,711
Proceeds from the sale of assets	723	1,248
Net cash used in investing activities	(179,725)	26,918

Financing activities:
Net issuance of (payments on) short-term debt	(11,915)	55,447
Additions to long-term debt	24,527	15,634
Repayments on long-term debt	(24,162)	(35,715)
Repurchase of common stock	-	(200,000)
Payment of dividends to noncontrolling shareholders	(9,790)	(7,813)
Payment of dividends to Cooper Tire & Rubber Company shareholders	(26,604)	(25,538)
Issuance of common shares and excess
tax benefits on options	1,438	3,230
Net cash used in financing activities	(46,506)	(194,755)

Effects of exchange rate changes on cash	(230)	2,674

Changes in cash and cash equivalents	45,914	153,921

Cash and cash equivalents at beginning of year	351,817	397,731

Cash and cash equivalents at end of year	$397,731	$551,652